UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 8, 2014

(Date of earliest event reported)

ITT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	001-05672	13-5158950
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1133 Westchester Avenue

White Plains, New York

(Address of principal executive offices)

10604

(Zip Code)

(914) 641-2000

Registrant’s telephone number, including area code:

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2014, the Board of Directors of ITT Corporation (the “Company”) elected Steven C. Giuliano as Vice President and Chief Accounting Officer effective immediately. On such date, Thomas M. Scalera, Senior Vice President, Finance and Chief Financial Officer, ceased his service as the Company’s interim Chief Accounting Officer.

Mr. Giuliano, age 44, formerly served as Chief Financial Officer of Arch Chemicals, Inc. from 2007 until its acquisition by Lonza Group Ltd. in October 2011. Mr. Giuliano also served as Arch Chemicals’ Senior Vice President from 2009 until his departure and previously served as Vice President from 2007 to 2009 and as Controller from 1999 to 2007. During his tenure at Arch Chemicals, Mr. Giuliano assumed increasing levels of responsibility in the areas of corporate finance and accounting, including SEC reporting and compliance. Prior to joining Arch Chemicals in 1999, Mr. Giuliano worked as an Audit Senior Manager for KPMG LLP. Mr. Giuliano holds a bachelor of science degree in accounting from Villanova University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Mr. Giuliano will receive salary, bonus and equity awards under the ITT Corporation Omnibus Incentive Plan at levels that are consistent with his seniority and position. He will also receive health, welfare and retirement benefits that are generally available to salaried employees.

Neither Mr. Giuliano nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K, nor is Mr. Giuliano a party to any arrangement or understanding pursuant to which he was selected as an officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION (Registrant)

January 10, 2014	By:	/s/ Thomas M. Scalera
		Name:	Thomas M. Scalera
		Title:	Senior Vice President and Chief Financial Officer (Authorized Officer of Registrant)